EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-42648 on Form S-8 of our reports dated November 6, 2006, relating to the consolidated financial statements of Commercial Metals Company and subsidiaries (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004)) and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Commercial Metals Company for the year ended August 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 28, 2007